Exhibit 99.1
Execution Version
FIRST AMENDMENT TO THE AMENDED AND RESTATED TERM SHEET
     THIS FIRST AMENDMENT TO THE AMENDED AND RESTATED TERM SHEET (this “First Amendment”) is dated as of September 28, 2009, by and among HANMI FINANCIAL CORPORATION, a Delaware corporation and registered bank holding company with its principal offices in Los Angeles, California (the “Company”); LEADING INVESTMENT & SECURITIES CO., LTD., a Korean corporation with its principal offices in Seoul, Korea (“Leading”); and IWL PARTNERS LLC, a Korean company with its principal offices in Seoul, Korea (“IWL Partners,” and collectively with the Company and Leading, the “Parties”).
     WHEREAS, the Parties hereto have entered into an Amended and Restated Term Sheet dated as of September 14, 2009 (the “Term Sheet”), outlining the terms and conditions of the proposed investments by Leading and IWL in newly issued common stock of the Company;
     WHEREAS, the Company and Leading entered into a Securities Purchase Agreement (the “SPA”) dated as of June 12, 2009 pursuant to which the Company has agreed to issue and Leading has agreed to purchase certain number of shares of the common stock of the Company, as contemplated by the Term Sheet; and
     WHEREAS, the Company and Leading have subsequently amended the SPA on July 31, 2009 to, among others, extend the closing date of the Leading Investment and Additional Leading Investment to September 30, 2009.
     NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this First Amendment, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:
     1. Defined Terms. Capitalized terms contained in this First Amendment and not otherwise defined herein shall have the same meaning as accorded them in the Term Sheet.
     2. Exclusive Dealing Undertaking. The paragraph titled “Exclusive Dealing Undertaking” in Section E of the Term Sheet shall be replaced in its entirety with the following:
The Company agrees that through November 30, 2009, it shall not and that it shall cause its subsidiaries and representatives not to: (i) communicate with nor provide any information in its possession to any person or party (a “Competing Party”) with respect to development of a competing proposal for a recapitalization transaction or any other form of investment in, or business combination with, the Company or any of its subsidiaries (a “Competing Proposal”), or (ii) solicit any Competing Proposal from any Competing Party. In the event the Company breaches the terms of this provision, it shall reimburse Transaction Expenses of IWL and Leading.

     3. All Other Terms in Force. Except as expressly amended hereby, all terms contained in the Term Sheet are not modified by this First Amendment and continue in full force and effect as originally written. Any reference in the Term Sheet to “this Term Sheet,” “hereunder” or similar shall, unless the context otherwise requires, be read and construed as a reference to the Term Sheet as amended by this First Amendment. In case of a conflict or inconsistency between this First Amendment and the Term Sheet prior to its amendment, this First Amendment shall prevail.
[Signature page to follow]

     IN WITNESS WHEREOF, the Parties hereto have caused this First Amendment to the Term Sheet to be duly executed by their respective authorized signatories as of the date first written above.

HANMI FINANCIAL CORPORATION
By:	/S/ Jay S. Yoo
Jay S. Yoo
President and Chief Executive Officer

LEADING INVESTMENT & SECURITIES CO., LTD.
By:	/S/ Cheul Park
Cheul Park
Chairman and Chief Executive Officer

IWL PARTNERS LLC
By:	/S/ Dae Hyuk Park
Dae Hyuk Park
Chairman and CEO

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